Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF JUNE 25, 2015

to

INDENTURE

dated as of June 24, 2014

among

COTT BEVERAGES INC.,

as Issuer

THE GUARANTORS NAMED THEREIN

as Guarantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 25, 2015, is by and among Cott Beverages Inc., a Georgia corporation (the “Issuer”), Cott Corporation, a Canadian corporation (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Company and the other Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, restated, supplemented or otherwise modified through the date hereof, the “Indenture”), dated as of June 24, 2014, providing for the issuance of 5.375% Senior Notes due 2022 (the “Notes”);

WHEREAS, pursuant to Sections 9.1(5) and 9.5 of the Indenture, the Issuer, the Company, the other Guarantors and the Trustee may (i) amend or supplement any Note Documents to make any change that does not adversely affect the rights of any Holder in any material respect without the consent of the Holders and (ii) execute and deliver this Supplemental Indenture without the consent of Holders; and

WHEREAS, the Issuer currently intends to take the position that this Supplemental Indenture has not resulted in a material modification of the Notes for purposes of Sections 1471 through 1474 of the Code (“FATCA”). For the avoidance of doubt, the Issuer shall give the Trustee prompt written notice if it concludes that any material modification of the Notes has been deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Issuer;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENT TO SECTION 10.2(b) OF THE INDENTURE. The Indenture is hereby amended by deleting Section 10.2(b) in its entirety and replacing it with the following:

“(b) Any Guarantee of a Guarantor shall terminate upon:

(1) (A) a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor (after which such Guarantor is no longer a Restricted Subsidiary) or (B) the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture;

(2) the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4) to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause; or

(5) to the extent such Guarantor is also a guarantor or borrower under the Credit Agreement and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement, (y) does not Guarantee any Indebtedness of the Company or any of the other Guarantors, and (z) there is no Indebtedness outstanding that was Incurred by such Guarantor under Section 3.2(a) in its status as a Guarantor;

provided, however, that the Guarantee of the Company may only be released under this Section 10.2(b) pursuant to clause (b)(3) immediately above.”

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, stockholder, partner or member of the Issuer, the Company or any other Guarantor, as such, will have any liability for any obligations of the Issuer, the Company or the other Guarantors under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or there creation. Each Holder of Notes accepting a Note waivers and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer, the Company and the other Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COTT BEVERAGES INC.

By:	/s/ Jerry Fowden
Name:	Jerry Fowden
Title:	Chief Executive Officer

156775 CANADA INC.
2011438 ONTARIO LIMITED
804340 ONTARIO LIMITED
967979 ONTARIO LIMITED
COTT CORPORATION
COTT HOLDINGS INC.
COTT VENDING INC.
INTERIM BCB, LLC,
as Guarantors

By:	/s/ Jerry Fowden
Name:	Jerry Fowden
Title:	Chief Executive Officer

AIMIA FOODS EBT COMPANY LIMITED
AIMIA FOODS GROUP LIMITED
AIMIA FOODS HOLDINGS LIMITED
AIMIA FOODS LIMITED
CALYPSO SOFT DRINKS LIMITED
COOKE BROS HOLDINGS LIMITED
COOKE BROS. (TATTENHALL), LIMITED
COTT DEVELOPMENTS LIMITED
COTT VENTURES LIMITED
COTT VENTURES UK LIMITED
MR FREEZE (EUROPE) LIMITED
STOCKPACK LIMITED
TT CALCO LIMITED,
as Guarantors

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Director

DS SERVICES OF AMERICA, INC.
DS SERVICES HOLDINGS, INC.
DSS GROUP, INC.
DS CUSTOMER CARE, LLC,
as Guarantors

By:	/s/ Jason Ausher
Name:	Jason Ausher
Title:	Treasurer

CAROLINE LLC
CLIFFSTAR LLC
COTT ACQUISITION LLC
COTT U.S. ACQUISITION LLC
STAR REAL PROPERTY LLC,
as Guarantors

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President

COTT INVESTMENT, L.L.C.,
as a Guarantor

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Secretary

COTT (NELSON) LIMITED
COTT BEVERAGES LIMITED
COTT EUROPE TRADING LIMITED
COTT LIMITED
COTT NELSON (HOLDINGS) LIMITED
COTT PRIVATE LABEL LIMITED
COTT RETAIL BRANDS LIMITED,
as Guarantors

By:	/s/ Gregory Leiter
Name:	Gregory Leiter
Title:	Director

COTT USA FINANCE LLC.
as a Guarantor

By:	/s/ Ceaser Gonzalez
Name:	Ceaser Gonzalez
Title:	Director Manager

COTT LUXEMBOURG S.A.R.L.
as a Guarantor

By:	/s/ Jeremy Hoyle
Name:	Jeremy Hoyle
Title:	Class A Manager

COTT ACQUISITION LIMITED
COTT UK ACQUISITION LIMITED,
as Guarantors

By:	/s/ Jay Wells
Name:	Jay Wells
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes Title: Vice President